Exhibit 10.39

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 is entered into as of the 28 day of April, 2003 (the “Amendment”), by and between Richard E. Davis (the “Executive”) and NMT Medical, Inc., a Delaware corporation (the “Company”), to amend the Employment Agreement, dated as of February 14, 2001, by and between the Executive and the Company (the “Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Parties, acting in accordance with Section 22 of the Agreement, desire to amend the Agreement to provide for (i) the extension of the Employment Term until February 14, 2005; (ii) a cash payment to the Executive in the event of a Change of Control of the Company and (iii) continued health care coverage for the Executive’s family in the event of the Executive’s death during the Employment Term;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.    The first sentence of Section 1 of the Agreement shall be deleted in its entirety and replaced with the following:

“The Company agrees to employ the Executive, and the Executive agrees to serve, on the terms and conditions of this Agreement, for a period commencing as of February 14, 2001 (the “Effective Date”) and ending on February 14, 2005, or such shorter period as may be provided for herein.”

2.    The Agreement shall be amended by adding the following as a new Section 5.1 thereto:

“5.1 CASH PAYMENT UPON A CHANGE OF CONTROL.

(a)    Upon the consummation of a Change of Control of the Company, and subject to the provisions of this Section 5.1, the Executive shall be entitled to receive a cash payment equal to a percentage of the Total Deal Consideration (as defined below) in accordance with Schedule I attached hereto (the “Applicable Percentage”).

(b)    For purposes of this Agreement, “Total Deal Consideration” shall mean the gross value of all cash, securities and other property actually paid directly or indirectly by an acquirer in a transaction constituting a Change of Control of the Company (including without limitation all amounts paid or distributed by the Company to the holders of its capital stock in anticipation of the transaction, but excluding all amounts paid, distributed or issued to the holders of convertible securities, options, warrants, stock appreciation rights or similar rights or securities of the Company in connection with such transaction). Total Deal Consideration shall also be deemed to include the aggregate principal amount of any indebtedness for borrowed money assumed (net of cash on hand) or extinguished in connection with such transaction. The value of any securities (whether debt or equity) or other property shall be determined as follows:

(i) the value of securities for which there is an established public market will be equal to the closing market price on the day of closing of such transaction and (ii) the value of securities that have no established public market, and the value of consideration that consists of other property, shall be the fair market value thereof as determined in good faith by the Board of Directors of the Company.

(c)    For purposes of this Section 5.1 only, “Change of Control of the Company” shall not include (A) a recapitalization of the Company, (B) a merger effected exclusively to change the domicile of the Company and (C) any “management buy-out” or other similar transaction in which the Company is acquired by an entity or group in which the Executive is a participant or equity holder.

(d)    Nothing in this Agreement shall be deemed to obligate the Company to undertake any action that would result in the receipt by the Executive of a cash payment under this Section 5.1.

(e)    If any part of the consideration payable in a transaction constituting a Change of Control of the Company consists of contingent payments to be calculated by reference to uncertain future occurrences, such as future financial or business performance, then the Applicable Percentage of such consideration that is actually paid shall not be payable to the Executive in accordance with Schedule I until the earlier of (A) the receipt of such consideration by the former holders of the Company’s capital stock and (B) the time that the amount of such consideration can be determined.

(f)    If any part of the consideration payable in a transaction constituting a Change of Control of the Company is withheld or placed into escrow for some period of time after the closing of such transaction, then the Applicable Percentage of such consideration shall not be payable to the Executive in accordance with Schedule I until and to the extent such consideration is received by the former holders of the Company’s capital stock.

(g)    For purposes of determining the Total Deal Consideration and the corresponding Applicable Percentage, the value of any contingent payments or any escrowed or withheld amounts shall be determined in good faith by the Board of Directors of the Company at the time of the consummation of the transaction constituting a Change of Control of the Company.”

3.    Section 6 of the Agreement shall be amended by adding the following as a new Section 6(c) thereto:

“(c)    Continued Benefits. In the event the Executive dies during the Employment Term, normal employee medical and dental insurance benefits shall be continued on an insured basis for each of the Executive’s children who are under the age of 18 and the Executive’s spouse for a period of 24 months following the month in which the Executive’s death occurs.”

4.    The Agreement, as supplemented and modified by this Amendment, together with the other writings referred to in the Agreement or delivered pursuant thereto which form a part thereof, contain the entire agreement among the Parties with respect to the subject matter thereof and amend, restate and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

5.    Upon execution of this Amendment by the Parties, on and after the date hereof, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference in the other documents entered into in connection with the Agreement, shall mean and be a reference to the Agreement, as amended hereby. Except as specifically amended above, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

6.    This Amendment shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts without reference to the principles of conflicts of law.

7.    This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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THE UNDERSIGNED have executed this Amendment effective as of the date first written above.

COMPANY:

NMT Medical, Inc.

By:	/s/ John E. Ahern
John E. Ahern President and Chief Executive Officer

EXECUTIVE:

/s/ Richard E. Davis
Richard E. Davis

SCHEDULE I

Cash Payment Upon Change of Control

The cash payment payable to the Executive in accordance with Section 5.1 of the Agreement shall be determined as follows:

Deal Consideration Per Share	Payment to Executive
Less than or equal to $[**] per share	.25% of the Total Deal Consideration
Greater than $[**] but less than or equal to $[**] per share	.625% of the Total Deal Consideration
Greater than $[**] but less than or equal to $[**] per share	.75% of the Total Deal Consideration
Greater than $[**] per share	.875% of the Total Deal Consideration

For purposes of this Schedule I, “Deal Consideration Per Share” for any transaction shall be determined by dividing the Total Deal Consideration by the number of shares of Common Stock issued and outstanding (or deemed to be issued and outstanding) immediately prior to the consummation of such transaction.